UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)

SEC FILE NUMBER 333-137174

PROSPECTUS

January 23, 2007

DEEAS RESOURCES, INC.

A NEVADA CORPORATION

676,000 SHARES OF COMMON STOCK OF DEEAS RESOURCES, INC.

_________________________________

The prospectus relates to the resale to the public by certain selling shareholders of Deeas Resources, Inc. of up to 676,000 shares of our common stock. There is currently no market for the securities being offered and no national securities exchange or the NASDAQ Stock Market lists the securities being offered.

The selling stockholders may sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The purchaser in this offering may be receiving an illiquid security.

We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

The selling shareholders may be deemed to be “underwriters,” as such term is defined in the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 2 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January 23, 2007

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, “Deeas” and “Deeas Resources” mean Deeas Resources, Inc. or our wholly-owned subsidiary, 0758372 BC Ltd., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully. We are an exploration stage company that has only recently begun operations. We have not generated any revenues from our intended business activities, and we do not expect to generate revenues in the near future. We may never generate revenues. We have minimal assets and have incurred losses since inception.

Our Business

We were incorporated in the State of Nevada on April 7, 2006 (date of inception). We are an exploration stage company engaged in the acquisition, exploration and exploitation of mineral resource properties. Our wholly-owned subsidiary, 0758372 BC Ltd., was incorporated under the laws of British Columbia, Canada on May 23, 2006.

Through 0758372 BC Ltd., we currently own a 100% interest in two (2) mining claims, collectively known as the Treg-Rouchon property, located in British Columbia, Canada. Our rights in the Treg-Rouchon property are limited to the exploration and exploitation of gold placer on the properties.

Our principal executive offices are located at 6348, 49th Avenue, Ladner, British Columbia, V4K 5A1. Our telephone number is (604) 808-6211. The name of our transfer agent and registrar of our common stock is Empire Stock Transfer. Their address is 2470 St. Rose Pkwy, Suite 304, Henderson Nevada, 89074. Their telephone number is (702) 818-5898.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report, dated September 29, 2006, on our audited financial statements for the period ended August 31, 2006 our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Number of Shares Being Offered

The selling shareholders named in this prospectus are offering for resale up to 676,000 shares of our common stock to the public by means of this prospectus. The 676,000 shares of common stock were issued to the selling shareholders in private placement transactions pursuant to exemption S from the registration requirements of the Securities Act of 1933. All of the stock owned by the selling shareholders will be registered by the registration statement of which this prospectus forms a part. The selling shareholders may sell some or all of their shares immediately after they are registered. However, the selling shareholders do not intend to sell their shares before the shares of our common stock are quoted on the Over-the-Counter Bulletin Board. Until our shares of common stock are quoted on the Over-the-Counter Bulletin Board, the selling shareholders may from time to time sell their shares, at the registered price of $0.20, by themselves or through pledgees, donees, transferees, successors in interest, brokers, dealers or underwriters. Brokers, dealers or underwriters may act solely as agents or may acquire shares as principals.

We intend to qualify our shares for quotation on the National Association of Securities Dealers Inc.’s Over-the-Counter Bulletin Board following the declaration of effectiveness of this registration statement. In order to do this, we must find a market maker who will file a Form 15c-211 that will allow him to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the Over-the-Counter Bulletin Board or, if traded, that a public market will materialize.

Number of Shares Issued and Outstanding

There were 2,176,000 shares of our common stock issued and outstanding as at December 1, 2006.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling shareholders.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements from April 7, 2006 (date of inception) to August 31, 2006, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis” beginning on page 19 of this prospectus.

From April 7, 2006 (date of inception) to August 31, 2006
Revenue	$0
Net Loss for the Period	$22,812
As at August 31, 2006
Working Capital	$74,659
Total Assets	$82,959
Total Number of Issued Shares of Common Stock	2,176,000

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

1.             Sales of a substantial number of shares of our common stock into the public market by the selling shareholders may cause a reduction in the price of our stock and purchasers who acquire shares from the selling shareholders may lose some or all of their investment.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the price of our common stock. After this registration statement is declared effective, the selling shareholders may resell up to 31% of the issued and outstanding shares of our common stock. At that time, a substantial number of our shares of common stock which have been issued may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in the price of our common stock, purchasers who acquire shares from the selling shareholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling shareholders sell the shares of our common stock could encourage short sales by the selling shareholders or others. Any such short sales could place further downward pressure on the price of our common stock.

RISKS RELATED TO OUR BUSINESS

2.             Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration program that we intend to undertake on the Treg-Rouchon property and any additional properties that we may acquire. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the Treg-Rouchon property may not result in the discovery of gold placer. Any expenditures that we may make in the exploration of any other mineral property that we may acquire may not result in the discovery of any commercially exploitable mineral resources. Problems such as unusual or unexpected geological formations and other conditions are involved in all mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our interests in the Treg-Rouchon property. If this happens, our business will likely fail.

3.             Because of the speculative nature of the exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of any quantities of gold placer on the Treg-Rouchon property or any other additional properties we may acquire.

We intend to continue exploration on the Treg-Rouchon property and we may or may not acquire additional interests in other mineral properties. The search for minerals as a business is extremely risky. We can provide investors with no assurance that exploration on the Treg-Rouchon property, or any other property that we may acquire, will establish that any commercially exploitable quantities of minerals exist. Additional potential problems may prevent us from discovering any minerals. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of minerals on our property, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

4.             Because of the inherent dangers involved in mineral exploration and exploitation, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

5.             The potential profitability of mineral ventures depends in part upon factors beyond the control of our company and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of an exploration program on a mineral property is dependent upon many factors beyond our control, including the existence and size of mineral resources in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulation. These factors cannot be accurately predicted and any one or a combination of these factors may result in our company not receiving an adequate return on invested capital. These factors may have material and negative effects on our financial performance and our ability to continue operations.

6.             Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Exploration and exploitation activities are subject to federal, provincial, and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Environmental and other legal standards imposed by federal, provincial, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

RISKS ASSOCIATED WITH OUR COMPANY

7.             Because the Treg-Rouchon property may not contain gold placer and because we have never made a profit from our operations, our securities are highly speculative and investors may lose all of their investment in our company.

Our securities must be considered highly speculative, generally because of the nature of our business and our early stage of operations. We currently only have an interest in the Treg-Rouchon property. Our only rights on this property are to explore for gold placer. The Treg-Rouchon property is in the exploration stage only and may not contain gold placer. We may or may not acquire additional interests in other mineral properties but we do not have plans to acquire rights in any specific mineral properties as of the date of this report. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. So, any profitability in the future from our business will be dependent upon locating and exploiting gold placer on the Treg-Rouchon property or mineral deposits on any additional properties that we may acquire. The likelihood of any mineral properties that we may acquire or have an interest in, including the Treg-Rouchon property, containing commercially exploitable mineral deposits is extremely remote. In all probability, any mineral properties that we may acquire or that we have an interest in, including the Treg-Rouchon property, do not contain any commercially exploitable mineral deposits and any funds that we spend on exploration will be lost. We may never discover gold placer in the Treg-Rouchon property or any other area, or we may do so and still not be commercially successful if we are unable to exploit those mineral deposits profitably. We may not be able to operate profitably and may have to cease operations, the price of our securities may decline and investors may lose all of their investment in our company.

8.             As we face intense competition in the gold placer exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

The Treg-Rouchon property is located in central British Columbia, approximately 102 km Northeast of the city of Quesnel, and 712 km Northeast of Vancouver, situated in an area known as the Caribou Gold District. Our competition in this area includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies in the region for the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

9.             Weather Interruptions in the Caribou Gold District may delay or prevent exploration on the Treg-Rouchon property.

Our proposed exploration work can be performed approximately only nine months a year. This is because of extreme winter conditions which exist in the Caribou Gold District between the months of December and March, which may delay or prevent exploration on the Treg-Rouchon property.

10.           We have a history of losses and have a deficit, which raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our inception and we will continue to incur operating expenses without revenues until we are in commercial deployment. Our net loss from April 7, 2006 (date of inception) to August 31, 2006 was $22,812. We had cash and cash equivalents in the amount of $82,436 as of August 31, 2006. We currently do not have any operations and we have no income. We estimate our average monthly operating expenses to be approximately $20,350 each month. We cannot provide assurances that we will be able to successfully explore and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements, dated September 29, 2006. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

11.           Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or will generate positive cash flow in the future. We will require additional financing in order to proceed beyond the first few months of our exploration program. We will also require additional financing for the fees we must pay to maintain our status in relation to the rights to our properties and to pay the fees and expenses necessary to become and operate as a public company. We will also need more funds if the costs of the exploration of our gold placer claims are greater than we have anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues. We will also need further financing if we decide to obtain additional mineral properties. We currently do not have any arrangements for further financing and we may not be able to obtain financing when required. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

12.	Because we may never earn revenues from our operations, our business may fail.

Prior to the completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our exploration for minerals, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

13.           We have a limited operating history and if we are not successful in operating our business, then investors may lose all of their investment in our company.

Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of gold placer on the Treg-Rouchon property. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

14.           Because Jeffrey Sharpe, our President, Secretary, Treasurer and a director of our company, lives outside of the United States, you may have no effective recourse against him for misconduct and may not be able to enforce judgement and civil liabilities against him.

Jeffrey Sharpe, our President, Secretary, Treasurer and a director of our company is a national and a resident of Canada, and all or a substantial portion of his assets are located outside of the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against him, or obtain judgments against him outside of the United States that are predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

15.           Because Jeffrey Sharpe, our President, Secretary, Treasurer and director of our company, is employed elsewhere his time and efforts will not be devoted to our company full-time.

Jeffrey Sharpe our President, Secretary, Treasurer and a director of our company is not devoted to our company on a full time basis. As a result, he manages our company on a part-time basis. He spends approximately 20 to 25 hours per week managing our company. Because of this fact, the management of our company may suffer and our company could under-perform or fail.

RISKS ASSOCIATED WITH OUR COMMON STOCK

16.           There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s Over-the-Counter Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the Over-the-Counter Bulletin Board or a listing service or stock exchange, if traded, that a public market will materialise. Further, the Over-the-Counter Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the Over-the-Counter Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

17.	We do not intend to pay dividends on any investment in the shares of stock of our company.

We have never paid any cash dividends and currently do not intend to ever pay any cash dividends. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

18.           Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations, which may limit a shareholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardised risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 2 to 7, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street N.E. Washington D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

The prospectus relates to the resale by certain selling shareholders of Deeas Resources in connection with the resale of:

•	up to 676,000 shares of our common stock issued in a private placement on August 15, 2006

Following the effective date of this registration statement, the selling shareholders may sell their shares of our common stock at $0.20 per share by themselves or through pledgees, donees, transferees, successors in interest, brokers, dealers or underwriters. Brokers, dealers or underwriters may act solely as agents or may acquire shares as principals. Following the quotation of our shares on the Over-the-Counter Bulletin Board, or our common stock being listed for trading or quotation on any public market, the selling shareholders may sell their shares at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the resale of shares of our common stock by the selling shareholder.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the Over-the-Counter Bulletin Board, or listed for trading or quoted on any public market and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.20 per share has been set arbitrarily by our sole directors and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling shareholders and we will not receive any proceeds from the resale of the common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business. Our future dividend policy will be determined from time to time by our Board of Directors.

To the extent that we require additional funding our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

SELLING SHAREHOLDERS

The selling shareholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the selling shareholders may offer all or only some portion of the 676,000 shares of common stock to be registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering. We can only make estimates and assumptions. The table found below sets forth certain information regarding the beneficial ownership of shares of common stock by the selling shareholders as of December 1, 2006 and the number of shares of common stock covered by this prospectus. The number of shares listed in the category entitled “Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding” represent an estimate of the number of shares of common stock that will be held by the selling shareholders after the offering. To arrive at this estimate, we have assumed that the selling shareholders will sell all of the shares to be registered pursuant to this offering.

Other than the relationships described in the table and footnotes, none of the selling shareholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Shareholder and Position, Office or Material Relationship with Deeas Resources	Common Shares owned by the Selling Shareholder (1)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(2)
			# of Shares(3)	% of Class(3)
Tom Almas	5,000	5,000	0	0
Brad Newman-Bennett	20,000	20,000	0	0
Pam Berekoff	10,000	10,000	0	0
Leanne Braun	1,000	1,000	0	0
Douglas Dutkewich	30,000	30,000	0	0
Mike Devine	10,000	10,000	0	0
Jim Donaldson	30,000	30,000	0	0
Jim Eade	7,500	7,500	0	0
Rosie Gabrielle	1,000	1,000	0	0
Pat Gillis	5,000	5,000	0	0
Julie Griffith	20,000	20,000	0	0
Bob Hardy(4)	20,000	20,000	0	0
Nancy Hardy(4)	15,000	15,000	0	0
Chris Hyland	30,000	30,000	0	0
Randy Kojima(5)	15,000	15,000	0	0
Trevor Kojima(5)	5,000	5,000	0	0
Charlene Loughlin	30,000	30,000	0	0
Chris Mahoney	10,000	10,000	0	0
Zach Mansour	1,000	1,000	0	0
Trevor Meier	7,500	7,500	0	0
Jim Mills	15,000	15,000	0	0
Jason Pamer	5,000	5,000	0	0
Bob Patterson	1,000	1,000	0	0
Jeff Pereira	15,000	15,000	0	0
Jamie Reiter	10,000	10,000	0	0
Paddy Sharpe(6)	40,000	40,000	0	0
Chris Shorman(7)	1,000	1,000	0	0
Doug Shorman(7)	15,000	15,000	0	0
Kim Sorenson	40,000	40,000	0	0
Manjit Sumon	1,000	1,000	0	0
Glen Tait	20,000	20,000	0	0
Phil Tapley	40,000	40,000	0	0

Kelly Uniewski	20,000	20,000	0	0
Kelly Vance	20,000	20,000	0	0
Karla Webster	20,000	20,000	0	0
Don Wolsey(8)(9)	40,000	40,000	0	0
Janis Wolsey(8)(9)	40,000	40,000	0	0
Jay Wubs(10)	30,000	30,000	0	0
Matt Wubs(10)	30,000	30,000	0	0

(1)             Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.

(2)	Based on 2,176,000 shares outstanding as of December 1, 2006.

(3)                   To arrive at these estimates, we have assumed that the selling shareholders will sell all of the shares to be registered pursuant to this offering.

(4)	Bob Hardy and Nancy Hardy are husband and wife.
(5)	Randy Kojima and Trevor Kojima are brothers.
(6)	Paddy Sharpe is Jeffrey Sharpe’s mother.
(7)	Chris Shorman and Doug Shorman are brothers.
(8)	Don Wosley and Janis Wosley are husband and wife.
(9)	Don Wosley and Janis Wosley are Jeffrey Sharpe’s father-in-law and mother-in-law.
(10)	Jay Wubs and Matt Wubs are brothers.

PLAN OF DISTRIBUTION

All of the stock owned by the selling shareholders will be registered by the registration statement of which this prospectus is a part. The selling shareholders may sell some or all of their shares immediately after the declaration of effectiveness of this registration statement. However, the selling shareholders do not intend to sell their shares before the shares of our common stock are quoted on the Over-the-Counter Bulletin Board. Until our shares of common stock are quoted on the Over-the-Counter Bulletin Board, the selling shareholders may from time to time sell their shares, at the registered price of $0.20, by themselves or through pledgees, donees, transferees, successors in interest, brokers, dealers or underwriters. Brokers, dealers or underwriters may act solely as agents or may acquire shares as principals.

After our shares of common stock are quoted on the Over-the-Counter Bulletin Board, the selling shareholders may sell at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or market where our common stock is trading,
•

purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
•	any combination of the foregoing

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. The amount of such compensation cannot be estimated at this time. We know of no existing arrangements between the selling shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

If necessary due to a transfer of shares from the persons listed in this registration statement as selling shareholders to a third party, we will file a supplement to this prospectus pursuant to Rule 424(b) of Regulation C.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this registration statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We will not receive any proceeds from the sale of the shares of the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $60,000.

We and the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5. We have informed the selling shareholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling shareholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling shareholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Although we are not presently qualified for public quotation, we intend to qualify our shares for quotation on the National Association of Securities Dealers Inc.’s Over-the-Counter Bulletin Board following the declaration of effectiveness of this prospectus. In order to do this, we must find a market maker who will file a Form 15c-211 that will allow him to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the Over-the-Counter Bulletin Board or, if traded, that a public market will materialise.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The address of our transfer agent and registrar for our common stock is Empire Stock Transfer. Their address is 2470 St. Rose Pkwy, Suite 304, Henderson Nevada, 89074. Their telephone number is (702) 818-5898.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors or sole director and hold office until their death, resignation or removal from office. Our sole director and executive’s officer age, positions held, and date first appointed, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Jeffrey Sharpe	President, Secretary, Treasurer and Director	35	April 7, 2006 (date of inception)

Business Experience

The following is a brief account of the education and business experience of our sole director and executive officer during at least the past five years, indicating his business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Jeffrey Sharpe, President, Secretary, Treasurer and Director

On April 7, 2006 (date of inception) Jeffrey Sharpe was appointed as our President, Secretary, Treasurer and a director of our company.

Mr. Sharpe, 35, co-founded, a privately held health and wellness company, No Excuse Inc., based in Canada. Mr. Sharpe’s principal occupation over the past 5 years has been serving as the company’s President and CEO. Under the direction of Mr. Sharpe, the company expanded operations internationally, during which time the company and it affiliates has grown to $5 million in annual revenues. Mr. Sharpe has also served on the Advisory Board of several not-for-profit organizations including the Canadian Cancer Society, Diamond Ball. Mr. Sharpe was granted a Bachelor’s in Human Kinetics from the University of British Columbia in 1995, and he has not previously served as a director or officer for any public companies.

Current Positions

Jeffrey Sharpe, currently spends approximately 20 to 25 hours per week providing services to our company, which represents approximately 35% of his working hours. Jeffrey Sharpe co-founded a health and wellness company, in which he continues to serve as its President and CEO.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our sole director, principal executive officer and control person has not been involved in any of the following events during the past five years:

1.           any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.           any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.           being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.           being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board

All proceedings of our sole director for the year ended August 31, 2006 were conducted by resolutions consented to in writing by the sole director and filed with the minutes of the proceedings of the director. Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our sole director believes that it is not necessary to have such committees, at this time, because he can adequately perform the functions of such committees.

Our company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. The sole directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The sole director or the Board of Directors, as the case may be, will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our sole director may do so by directing a written request addressed to our President, Jeffrey Sharpe, at the address appearing on the first page of this prospectus.

Audit Committee Financial Expert

Our sole director has determined that we do not have a Board member that qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the NASD Rules.

Our sole director believes that he is capable of analysing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The sole director of our company does not believe that it is necessary to have an audit committee because management believes that the functions of an audit committee can be adequately performed by the sole director. In addition, we believe that retaining an independent Director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 1, 2006, certain information with respect to the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than 5% of our common stock and by our current sole director and executive officer. The shareholder has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name of Shareholder and Position, Office or Material Relationship with Deeas Resources, Inc.	Title of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)

Jeffrey Sharpe President, Secretary, Treasurer and Director 6348, 49th Avenue, Ladner, British Columbia V4K 5A1	Common Shares	1,500,000	68.9%
Directors and Officers as a group	Common Shares	1,500,000	68.9%

(1)             Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.

(2)	Based on 2,176,000 shares outstanding as of December 1, 2006.

Change in Control

We are unaware of any contract, or other arrangement or provision of our Articles of Incorporation or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

Common Stock: We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. As at December 1, 2006 we had 2,176,000 shares of common stock outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our sole director out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our sole director is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our sole director and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of Incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Preferred Stock: We are authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001 per share. As at December 1, 2006 there were no shares of preferred stock outstanding.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Amisano Hanson, to audit our financial statements for the period ended August 31, 2006. There has been no change in the accountants and no disagreements with Amisano Hanson, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Deeas Resources included in this registration statement have been audited by Amisano Hanson, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of 800 – 885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head office is located at 6348, 49th Avenue, Ladner, British Columbia, V4K 5A1. We lease the office facility, which is approximately 110 square feet in size, at no cost, which is contributed to us by our President, Jeffrey Sharpe. This lease is on a month-to-month basis. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.  When and if we require additional space, we intend to move at that time.

The description of our mineral claims is below under the section entitled “Description Of Business.”

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on April 7, 2006 (date of inception). We are an exploration stage company engaged in the acquisition, exploration and exploration of mineral resource properties. We currently own an interest in two (2) adjoining mining claims, collectively known as the Treg-Rouchon property, located in British Columbia, Canada. We acquired the interest in the mineral claims on May 25, 2006 in consideration for $3,518. The claims are registered in the name of 0758372 B.C. Ltd., our wholly-owned subsidiary. Our rights in the property are limited to 100% of the rights to explore for and exploit gold placer deposits on the claims.

The Treg- Rouchon property is located in central British Columbia, approximately 102 km northeast of the city of Quesnel, and 712 km northeast of Vancouver, situated in an area known as the Caribou Gold District. Our rights in the Treg-Rouchon property are limited to the exploration and exploitation of gold placer deposits. We intend to explore the Treg-Rouchon property for any commercially exploitable gold placer deposits and intend to exploit any gold placer deposits we discover or sell or otherwise assigning the rights to do so. Maps of the Treg-Rouchon property are included below under the section entitled “Location and Description of the Property”. There is no assurance that any commercially viable gold placer deposits exists on the Treg-Rouchon property. The Treg-Rouchon property was purchased by our wholly-owned subsidiary, 0758372 B.C. Ltd. The mineral claim costs incurred were $10,465.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the initial phase of exploration on our property. Once we complete each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program. Our sole director will make these decisions based upon the recommendations of the independent geologist who oversees the program and records the results.

Our plan of operation is to conduct exploration work on the Treg-Rouchon property in order to ascertain whether it possesses commercially exploitable quantities of gold placer deposits, there can be no assurance that such gold placer deposits exists on the Treg-Rouchon property.

Even if we complete our proposed exploration programs on the Treg-Rouchon property and we are successful in finding gold placer, we may not find enough to pay our expenses or achieve profitable operations.

The Treg-Rouchon property consists of two (2) claims measuring approximately 310.298 hectares. The claims are listed in the table below.

Table 1: Treg-Rouchon Claims

Claim Name	Record #	Hectares	# of Units	Expiry Date
Treg	524898	271.58	14	July 18, 2007
Rouchon	534138	38.79	2	January 8, 2007

Location and Description of the Property

The Treg-Rouchon property is located in central British Columbia, approximately 102 km north-east of the city of Quesnel, and 712 km north-east of Vancouver, situated in the Caribou Gold District.

The Treg-Rouchon property extends along the Tregillus Creek extending 1.5 kilometres below Tregillus Lake to 200 meters (600 feet) above the mouth of the Willow River.

The Treg-Rouchon property is covered with pine, fir and spruce forest and sits at an elevation of approximately 1,060 meters (3,500 feet). The climate is characterized by warm, dry summers and cold winters, with an average snowfall of 1.0 meters (936) inches recorded a year.

There is no infrastructure available on the Treg-Rouchon other than a forest service road.

The following is a map of the Treg-Rouchon property:

Access to Property

Access to the Treg-Rouchon property is gained by taking Highway 97 to Quesnel, turning east onto Highway 26 - towards Wells and Barkerville, proceeding 53 kilometres, turning left onto forest service road 2400 and proceeding 20 kilometres to a bridge that crosses Rouchon Creek. This bridge marks the approximate centre of the Treg-Rouchon property.

Exploration History

There is no history of work conducted on the Treg-Rouchon property, except for a few very old test pits conducted by unknown parties, located in the gravel terrace at the mouth of Rouchon Creek.

Present Condition of the Property

There is no development on the Treg-Rouchon Property. A shaking screen and sluice boxes used for gold placer exploration has been abandoned on the Treg-Rouchon property by unknown parties.

Work Conducted By Deeas Resources

No work has been conducted by Deeas Resources on the Treg-Rouchon property. We plan to begin a program of exploration in Summer, 2007

Current State of Exploration

We have not found any gold placer on the Treg Rouchon property and we have no estimates and can make no assurances relating to whether any gold placer will be found.

Deeas Resources Proposed Program of Exploration

We anticipate on implementing a program of exploration in Summer, 2007. The program will involve seismic testing and test pitting in-order to determine the possible existence of any gold placer deposits that may exist on the Treg-Rouchon property.

Competitors

The mining industry is intensely competitive. We compete with numerous individuals and companies, including many major mining companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for access to funds. There are other competitors that have operations in the area and the presence of these competitors could adversely affect our ability to compete for financing and obtain the service providers, staff or equipment necessary for the exploration and exploitation of the Treg-Rouchon property.

Compliance with Government Regulation

We will secure all necessary permits for exploration and, if development is warranted on the Treg-Rouchon property, we will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. If we ever abandon the Treg-Rouchon property, we plan to seal or fill in all holes and pits that we have created. It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Employees

Currently our only employee is Jeffrey Shape our President, Secretary, Treasurer and the sole director of our company. We have not entered into an employment agreement or consulting agreement with our sole director and executive officer. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 2 of this registration statement.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We are an exploration stage company engaged in the acquisition, exploration and exploitation of gold placer resource properties. We currently own a 100% interest in two (2) adjoining mining claims, consisting of 16 placer claim cells, collectively known as the Treg-Rouchon property. The Treg-Rouchon property is located in central British Columbia, approximately 102 km north-east of the city of Quesnel and 712 km Northeast of Vancouver, situated in an area known as the Caribou Gold District. Our rights to the Treg-Rouchon property are limited to the exploration for and exploitation of gold placer deposits. We plan to explore the Treg-Rouchon property for any commercially exploitable gold placer deposits and intend to exploit any gold placer deposits we discover or sell or otherwise assigning the rights to do so.

PLAN OF OPERATION

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 2 of this registration statement.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Cash Requirements

For the next twelve months we intend to carry out a program of exploration and become a public company listed on the Over-the-Counter Bulletin Board.

These endeavours will cost approximately $250,000. As of August 31, 2006, we had working capital of $74,659. We have no income from operations. We will require additional funds to implement our plans. These funds may be raised through equity financing, debt financing, or other sources, which may result in the dilution in the equity ownership of our shares. We will also need more funds if the costs of the exploration of our gold placer claims are greater than we have anticipated. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. We currently do not have any arrangements for further financing and we may not be able to obtain financing when required. Our future is dependent upon our ability to obtain financing.

Program of Exploration

We anticipate on implementing a program of exploration in the next 12 months. We anticipate that this program of exploration will cost between $118,000 and $125,000. We anticipate that the program will consist of two phases.

We anticipate that Phase I of the program will consist of seismic surveying in order to determine the existence and possible location of paleochannels, which may exist on the property. A paleochannel is as a remnant of stream channel cut in older rock and filled by the sediments of younger overlying rock, which may contain gold placer deposits. It is anticipated that the surveying will be carried out on 10 lines at 400 meters spaced lines throughout the entire property. We estimate that phase I of the program will cost approximately $82,000.

We anticipate that Phase II of the program will consist test pitting, in order to determine the existence of any gold placer deposit found in any paleochannel that may have been discovered in Phase I of the program. It is anticipated that test pitting will be carried out on four pits per line – with approximately 40 pits being dug and approximately 1m(3) from each pit being passed through a small test plant using alluvial recover techniques to determine the existence or the amount of gold placer deposits that may exist on the Treg-Rouchon property. We estimate that phase II of the program will cost approximately $20,000.

Table 2: Estimated Costs

Program	Cost
Phase 1: Seismic Survey @ $2500 per km @ 32.8 km	$82,000*
Phase 2: Test Pitting @ $200/hour @ 10 hour work days @ 10 days	$20,000*
Mobilisation and Demobilisation	$5,000*
Supervision and Field Work @10 days @ $600 day/crew	$6,000*
Reporting	$5,000*
Total	$118,000*

*These figures have been estimated

Becoming and Operating as a Public Company

We intend to qualify our shares for quotation on the National Association of Securities Dealers Inc.’s Over-the-Counter Bulletin Board following the declaration of effectiveness of this prospectus. In order to do this, we must find a market maker who will file a Form 15c-211 that will allow him to make a market in our shares of common stock. However, at the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the Over-the-Counter Bulletin Board or, if traded, that a public market will materialise. If we do find a market maker and our common stock begins to trade on the Over-the-Counter Bulletin Board, then we will be a public company. This registration statement is our first step toward becoming a public company and it will cost us approximately $82,000.

Once this registration statement becomes effective, we will be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act, 1934, as amended, and will be required to file disclosure documents with the SEC. These disclosure documents will involve legal and accounting fees of approximately $90,000 per year.

Estimated Funding Required During the Next Twelve Months
General and Administrative	$36,000
Work Program	$118,000
Legal Fees	$50,000
Accounting and Auditor’s Fees	$40,000
Total	$244,000

As at August 31, 2006, we had $8,300 in current liabilities. Our financial statements report a net loss of $22,812 for the period from April 7, 2006 (date of inception) to August 31, 2006. Our net loss is primarily due to accounting and legal and audit fees. On August 31, 2006, we had a working capital of $74,659.

From April 7, 2006 (date of inception) to August 31, 2006 we spent $10,465 on mineral claims costs on the Treg-Rouchon property.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company raising additional capital. In this regard we have raised additional capital through the private placements noted above but we will still require additional funds to continue our operations and plans.

The continuation of our business is dependent upon obtaining further financing, a successful program of exploration, and, further in the future, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We will pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve months ending November 30, 2007.

Employees

Currently our only employee is our sole director and officer. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource and contract for employment as needed.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses and we have incurred operating losses since inception, which are likely to continue for the foreseeable future. We anticipate that we will have negative cash flows during the year ended August 31, 2007, however, we completed private placement transactions for net proceeds of $97,600. Management anticipates the need to raise additional capital to fund operations over the next twelve months. We intend to raise the capital required to satisfy our needs primarily through the sale of our equity securities or debt. We will attempt to minimize costs until more cash is available through financing or operating activities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the period ended August 31, 2006 our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern in their audit report.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, discovering gold placer resources on our properties and, finally, achieving a profitable level of operations either through exploiting deposits of gold placer resources that we find or by selling the rights to do so to others.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We plan to pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Going Concern Basis

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial share holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

On August 15, 2006 Jeffrey Sharpe our President, Secretary, Treasurer and the sole director of our company, agreed to loan up to $75,000 to Deeas Resources on an as-needed basis to fund the business operations and expenses of the Company until August 31, 2007. The terms of such loan will be negotiated at the time of lending, but interest charged will not exceed the prevailing prime rate of interest plus 2%.

Our sole director and executive officers is our promoter.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is not now, nor has ever been, traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. There is currently no public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants. We have decided to register 676,000 shares under the Securities Act for sale by the selling stockholders.

As of the date of this prospectus, our affiliates hold 1,500,000 shares. Pursuant to Rule 144, since the affiliates have held their restricted shares since August 15, 2006, each affiliate may sell, together with all sales of restricted and other securities of the same class for the account of the same person within the preceding three months, up to a maximum of one percent of the issued and outstanding shares of our company. Our Company’s issued and outstanding shares, as of December 1, 2006, is 2,176,000. Therefore, an affiliate may sell up to 21,760 shares approximately every three months. If the affiliates are acting in concert, then all restricted securities that they sell will be combined to determine how many shares they are selling.

All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as they remain as affiliates of our company. Three months after they cease being affiliates of our company, sales may be made after the two year period from the issue date without limitations under Rule 144.

We are registering 676,000 shares of our common stock under the Securities Act of 1933 for sale by the selling stockholders named in this prospectus.

Jeffrey Sharpe, our President, Secretary, Treasurer and sole director owns 1,500,000 shares of our company. As of December 1, 2006, there are forty holders (40) of record of our common stock and zero (o) holders of any other class of our stock.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our articles of incorporation and bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

No executive officer of our company received an annual salary and bonus that exceeded $100,000 during the period from April 7, 2006 (date of inception) to August 31, 2006.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Annual Compensation			Long Term Compensation(1)			All Other
					Awards		Pay-outs
		Salary	Bonus	Other(1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Pay-outs
Jeffrey Sharpe President, Secretary, Treasurer and Director(2)	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)

The value of perquisites and other personal benefits, securities and property for the executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)	Jeffrey Sharpe became our President, Secretary, Treasurer and a director of our company, on April 7, 2006 (date of inception).

Stock Options and Stock Appreciation Rights

Since April 7, 2006 (date of inception) to August 31, 2006 we have not granted any stock options or stock appreciation rights to any of our directors or officers.

Compensation Of Directors

Our sole director has received no compensation to date and there are no plans to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

Employment Contracts and Termination of Employment and Change in Control Arrangements

We have not entered into an employment agreement or consulting agreement with our sole director and executive officer.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our Board of Directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our sole director or Board of Directors, as the case may be.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

REPORTS TO SHAREHOLDERS

We have filed with the SEC a Registration Statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that Registration Statement, does not contain all information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. You may review a copy of the Registration Statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the site is http://www.sec.gov.

You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549.

No finder, dealer, sales-person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following audited consolidated financial statements pertaining to Deeas Resources are filed as part of this registration statement:

Report of Independent Chartered Accountants dated September 29, 2006

Consolidated Balance Sheet as at August 31, 2006

Consolidated Statement of Operations and Deficit for April 7, 2006 (date of inception) to August 31, 2006

Consolidated Statement of Cash Flows for April 7, 2006 (date of inception) to August 31, 2006

Consolidated Statement of Stockholders Equity for April 7, 2006 (date of inception) to August 31, 2006

Notes to the Consolidated Financial Statements

DEEAS RESOURCES INC.

(A Pre-exploration Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2006

(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Deeas Resources Inc.

We have audited the accompanying consolidated balance sheet of Deeas Resources Inc. (A Pre-exploration Stage Company) and its subsidiary as of August 31, 2006 and the related consolidated statements of operations, cash flows and stockholders' equity for the period April 7, 2006 (Date of Inception) to August 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Deeas Resources Inc. and its subsidiary as of August 31, 2006 and the results of their operations and their cash flows for the period April 7, 2006 (Date of Inception) to August 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company is in the pre-exploration stage, has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
September 29, 2006	Chartered Accountants

DEEAS RESOURCES INC.

(A Pre-exploration Stage Company)

CONSOLIDATED BALANCE SHEET

August 31, 2006

(Stated in US Dollars)

ASSETS

Current
Cash and cash equivalents		$ 82,436
Amount receivable		523

		$ 82,959

LIABILITIES

Current
Accounts payable and accrued liabilities		$ 8,300

STOCKHOLDERS’ EQUITY

Capital stock – Notes 3 and 5
Authorized:
100,000,000	Common shares, $0.001 par value
10,000,000	Preferred shares, $0.001 par value
Issued and outstanding
2,176,000	common shares	2,176
Additional paid in capital		95,424
Other comprehensive loss		(129)
Deficit accumulated during the pre-exploration stage		(22,812)

		74,659

		$ 82,959

Nature and Continuance of Operations – Note 1

SEE ACCOMPANYING NOTES

DEEAS RESOURCES INC.

(A Pre-exploration Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

for the period from April 7, 2006 (Date of Inception) to August 31, 2006

(Stated in US Dollars)

Revenue	$ -

Expenses
Foreign exchange gain	(93)
Interest and bank charges	91
Legal, audit and accounting fees	12,349
Mineral claims costs	10,465

Net loss	(22,812)

Other loss:
Foreign currency translation adjustment	(129)

Comprehensive loss for the period	$ (22,941)

Basic loss per share	$ (0.01)

Weighted average number of shares outstanding	2,176,000

SEE ACCOMPANYING NOTES

DEEAS RESOURCES INC.

(A Pre-exploration Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

for the period from April 7, 2006 (Date of Inception) to August 31, 2006

(Stated in US Dollars)

Cash Flows from Operating Activities
Net loss for the period	$ (22,812)
Changes in non-cash working capital balances:
Increase in accounts receivable	(523)
Increase in accounts payable and accrued liabilities	8,300

Net cash used in operating activities	(15,035)

Cash Flows from Financing Activity
Issuance of common stock	97,600

Effect of foreign currency translation	(129)

Increase in cash and cash equivalents	82,436

Cash and cash equivalents, beginning of the period	-

Cash and cash equivalents, end of the period	$ 82,436

SEE ACCOMPANYING NOTES

DEEAS RESOURCES INC.

(A Pre-exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

for the period from April 7, 2006 (Date of Inception) to August 31, 2006

(Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Other	During the
	Common Stock		Paid-in	Comprehensive	Pre-exploration
	Number	Par Value	Capital	Loss	Stage	Total

Balance, April 7, 2006 (Date of Inception)	-	$ -	$ -	$ -	$ -	$ -

Capital stock issued for cash - at $0.02	1,500,000	1,500	28,500	-	-	30,000
- at $0.10	676,000	676	66,924	-	-	67,600

Foreign currency translation adjustment	-	-	-	(129)	-	(129)

Net loss	-	-	-	-	(22,812)	(22,812)

Balance, August 31, 2006	2,176,000	$ 2,176	95,424	$ (129)	$ (22,812)	$ 74,659

SEE ACCOMPANYING NOTES

DEEAS RESOURCES INC.

(A Pre-exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2006

(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on April 7, 2006. The Company is a pre-exploration stage company whose principal business is the acquisition and exploration of mineral claims. The Company has not presently determined whether its mineral claims contain mineral reserves that are economically recoverable. The recoverability of amounts from the mineral claims will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the mineral claims agreement and to complete the development of the mineral claims and upon future profitable production or proceeds from the sale thereof.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At August 31, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $22,812 since its inception, has a working capital of $74,659 which may not be sufficient to sustain operations over the next fiscal year and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 2	Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates that have been made using careful judgement. Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Deeas Resources Inc.

(A Pre-exploration Stage Company)

Notes to the Consolidated Financial Statements

August 31, 2006

(Stated in US Dollars) – Page 2

Note 2	Summary of Significant Accounting Policies – (cont’d)
a)	Principles of Consolidation

These consolidated financial statements include the accounts of Deeas Resources Inc. and its wholly-owned subsidiary, 0758372 B.C. Ltd, which was incorporated by the Company. All inter-company transactions have been eliminated.

b)	Pre-exploration Stage Company

The Company complies with Financial Accounting Standard Board Statement (“SFAS”) No. 7 and the Securities and Exchange Commission Exchange Act Guide 7 for its characterization of the Company as pre-exploration stage.

c)	Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less.

d)	Mineral Property Costs

All costs related to the acquisition, exploration and development of mineral claims are expensed by the Company when incurred until such time as reserves are proven.

e)	Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

f)	Financial Instruments

The carrying values of the Company’s financial instruments, which include cash and cash equivalents, accounts payable and accrued liabilities and due to a director approximate their fair values due to the short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments. The currency risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

SEE ACCOMPANYING NOTES

CW1040194.1

Deeas Resources Inc.

(A Pre-exploration Stage Company)

Notes to the Consolidated Financial Statements

August 31, 2006

(Stated in US Dollars) – Page 3

Note 2	Summary of Significant Accounting Policies – (cont’d)

g)	Income Taxes

The Company uses the assets and liability method of accounting for income taxes pursuant to SFAS, No. 109 "Accounting for Income Taxes". Under the assets and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

h)	Foreign Currency Translation

The Company’s functional currency is both the United States dollar and Canadian dollar. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”) and in accordance with the SFAS No. 52.

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period were included in the accumulated other comprehensive income (loss) account in stockholders’ equity.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in the statement of operations.

i)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements.

j)	Stock-based Compensation

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share Based Payment”, that addresses the accounting transactions in which a company exchanges its equity instruments for goods or services. SFAS No. 123R requires that such transactions be accounted for using a fair value-based method. Adoption of SFAS No. 123R is effective for periods beginning after June 15, 2005. The Company will adopt this statement as required.

SEE ACCOMPANYING NOTES

CW1040194.1

Deeas Resources Inc.

(A Pre-exploration Stage Company)

Notes to the Consolidated Financial Statements

August 31, 2006

(Stated in US Dollars) – Page 4

Note 2	Summary of Significant Accounting Policies – (cont’d)

k)	Basic Loss Per Share

The Company reports basic loss per share in accordance with the SFAS No. 128, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the year. Diluted loss per share has not been provided, as it would be anti-dilutive.

l)	New Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted, could have a material effect on the accompanying financial statements.

Note 3	Related Party Transactions

On April 7, 2006, the Company issued 1,500,000 shares of common stock to the President of the Company in consideration for a cash payment of $30,000.

Note 4	Mineral Properties

On May 25, 2006, the Company acquired a 100% interest in certain mineral claims located in British Columbia, Canada in consideration for $3,518. The claims are registered in the name of 0758372 B.C. Ltd. The cost of the mineral property was expensed as incurred.

Note 5	Capital Stock – Note 3

During the period from April 7, 2006 (Date of Inception) to August 31, 2006, the Company issued 676,000 shares of common stock to various shareholders at $.10 per share in consideration for cash payments totalling $67,600.

Note 6	Future Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely-than-not. The Company has accumulated net operating losses of $22,812, which commence expiring in 2016. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured is more likely-than-not that it will utilize the net operating losses in future years and consequently a valuation allowance has been provided.

SEE ACCOMPANYING NOTES

CW1040194.1

Deeas Resources Inc.

(A Pre-exploration Stage Company)

Notes to the Consolidated Financial Statements

August 31, 2006

(Stated in US Dollars) – Page 5

Note 6	Future Income Tax – (cont’d)

The components of the net deferred tax asset at August 31, 2006, are scheduled below:

2006

Future Tax Assets
Non-capital loss carryforward	$ 3,422
Less: valuation allowance	(3,422)

$ -

Note 7	Subsequent Event

The company intends to file a Form SB-2 Registration Statement prospectus with the United States Securities and Exchange Commission to qualify for the sale by existing shareholders of up to 676,000 common shares at $0.20 per share. The company will not receive any proceeds from this offering as theses shares have already been issued. The company also intends on seeking a quotation on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers Inc.

SEE ACCOMPANYING NOTES

CW1040194.1